Exhibit 10.1

Execution Copy

SETTLEMENT AGREEMENT

dated as of

November 23, 2009

among

iBasis, Inc.,

KPN B.V.,

Celtic ICS Inc.,

and

Koninklijke KPN N.V.

SETTLEMENT AGREEMENT

SETTLEMENT AGREEMENT (this “Agreement”) dated as of November 23, 2009 among iBasis, Inc., a Delaware corporation (the “Company”), Koninklijke KPN N.V, a public company incorporated under the laws of The Netherlands (“Parent”), KPN B.V., a private limited liability company organized under the laws of The Netherlands and a wholly owned subsidiary of Parent (“Purchaser”), and Celtic ICS Inc., a Delaware corporation and a wholly owned subsidiary of Purchaser (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, on July 28, 2009 Parent, Purchaser and Merger Subsidiary filed a combined Tender Offer Statement and Rule 13E-3 Transaction Statement under cover of Schedule TO (together with any amendments or supplements thereto, the “Schedule TO”) with respect to the tender offer by Purchaser (as such offer has been amended from time to time prior to the date hereof, the “Existing Offer”) to purchase all outstanding shares of common stock, par value $0.001 per share, of the Company not already owned by Purchaser (the Company’s outstanding shares of common stock are hereinafter referred to as the “Shares”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has established a special committee of the Company Board consisting solely of independent directors (the “Special Committee”) to consider, review, evaluate, negotiate and approve or reject the terms and conditions of the Existing Offer and any modification thereto, and to determine whether such offer is fair to, and in the best interests of, the stockholders of the Company (other than Parent and its Affiliates);

WHEREAS, the Company, Parent and Purchaser desire that all claims in the Delaware Litigation and New York Federal Litigation be dismissed with prejudice, subject to the other terms and conditions of this Agreement;

WHEREAS, the Special Committee has determined to terminate the Rights Agreement, subject to the other terms and conditions of this Agreement;

WHEREAS, the Special Committee has resolved to recommend that the Company’s stockholders tender their Shares in the Offer; and

WHEREAS, Parent, Purchaser and Merger Subsidiary have agreed to amend the Existing Offer to reflect such agreement (the Existing Offer as so amended and as it may be amended from time to time in accordance with this Agreement, the “Offer”).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
THE OFFER

Section 1.01.  The Offer, the Dismissal of the Litigation and the Termination of the Rights Agreement.   (a)  Substantially concurrently with the execution and delivery of this Agreement, Parent, Purchaser and Merger Subsidiary shall amend the Offer to (i) increase the purchase price to $3.00 per Share, net to the seller in cash (the “Offer Price”); (ii)  provide that the conditions to the Offer shall be as set forth in Annex I and no others; (iii) provide that the expiration date of the Offer shall be December 8, 2009 (the “Initial Expiration Date”); and (iv) make such other amendments as are necessary or appropriate to conform to the requirements of this Agreement.

(b)       Purchaser expressly reserves the right to waive any of the conditions to the Offer other than the Majority of the Minority Condition, and to make any other changes in the terms of or conditions to the Offer; provided that without the prior consent of the Company (provided that such consent has been approved by the Special Committee), Parent, Purchaser and Merger Subsidiary shall not:

(i)    reduce the amount of the consideration to be paid or the number of Shares sought in the Offer or change the form of the consideration to be paid in the Offer;

(ii)   amend or waive satisfaction of the Majority of the Minority Condition;

(iii)  impose additional conditions to the Offer;

(iv)  amend, modify, supplement or otherwise change any of the conditions to the Offer set forth in Annex I;

(v)   amend any other term of the Offer in any manner (A) adverse to the stockholders of the Company (other than Parent and its Affiliates) or (B) that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Offer; or

(vi)  extend the expiration date of the Offer except as otherwise provided herein.

Notwithstanding clause (vi) above, Parent, Purchaser and Merger Subsidiary (x) may extend the Offer for two successive periods not to exceed 10 business days each following the Initial Expiration Date (each such additional period, an “Additional Offer Period”) if any of the conditions is not satisfied or waived on the Initial Expiration Date (the later of the Initial Expiration Date and the expiration date of the final Additional Offer Period, if any, is referred to herein as the “Final Expiration Date”), and (y) shall extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (“SEC”) or the staff thereof applicable to the Offer or any period otherwise required by applicable Law; provided that in no event shall Parent, Purchaser and Merger Subsidiary be required or permitted to extend the Offer beyond the End Date.  Following expiration of the Offer, Parent, Purchaser and Merger Subsidiary may, in their sole discretion, provide a subsequent offering period (“Subsequent Offering Period”) in accordance with Rule 14d-11 of the 1934 Act.  Purchaser shall not terminate or withdraw the Offer other than in connection with the effective termination of this Agreement in accordance with Section 7.01 hereof.

(c)       Subject to the terms and conditions set forth in this Agreement and to the satisfaction or waiver of the conditions to the Offer, Purchaser shall, and Parent shall cause it to, accept for payment and pay for, promptly after the expiration of the Offer, all Shares (i) validly tendered and not withdrawn pursuant to the Offer and (ii) validly tendered in any Subsequent Offering Period (the date on which Shares are first accepted for payment, the “Acceptance Date”).

(d)       Substantially concurrently with the execution and delivery of this Agreement, Parent, Purchaser and Merger Subsidiary shall file with the SEC an amendment to the Schedule TO, which shall include a supplement to the offer to purchase and a revised form of letter of transmittal reflecting the terms and conditions set forth in this Agreement (collectively, together with any amendments or supplements thereto, the “Offer Documents”), and to the extent required by applicable U.S. federal securities laws, Parent, Purchaser and Merger Subsidiary shall cause the Offer Documents to be promptly disseminated to holders of Shares.  Each of Parent, Purchaser, Merger Subsidiary and the Company agrees promptly to correct any information provided by it or any of its Affiliates for use in the Schedule TO and the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect.  Parent, Purchaser and Merger Subsidiary shall use reasonable best efforts to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable U.S. federal securities laws.  The Company, the Special Committee and their respective counsel shall be given a reasonable opportunity to review and comment on any amendment to the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Parent, Purchaser and Merger Subsidiary shall give good faith consideration to any comments made by the Company, the Special Committee and their respective counsel.  Parent, Purchaser and Merger Subsidiary shall provide the Company, the Special Committee and their respective counsel with (i) any comments or other communications, whether written or oral, that Parent, Purchaser, Merger Subsidiary or their respective Affiliates or counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Parent, Purchaser and Merger Subsidiary to those comments and to provide comments on that response (to which good faith consideration shall be given), including by participating with Parent, Purchaser and Merger Subsidiary or their counsel in any discussions or meetings with the SEC.  Parent, Purchaser and Merger Subsidiary agree to use reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Schedule TO or the Offer Documents.

(e)       Substantially concurrently with the execution and delivery of this Agreement, the Company, Parent and Purchaser shall cause to be executed and filed with the Court of Chancery of the State of Delaware a Stipulation and Order of Dismissal with prejudice in the Delaware Litigation in the form attached as Exhibit A hereto.  All claims and counterclaims in the Delaware Litigation shall be dismissed with prejudice.  Any of the parties hereto and any of their affiliates, directors, employees, officers, successors, agents, representatives or assigns may plead this Agreement as a complete bar to any such dismissed claim brought in derogation of this Section 1.01(e).

(f)        Substantially concurrently with the execution and delivery of this Agreement, the Company, Parent and Purchaser shall cause to be executed and filed with the United States District Court for the Southern District of New York a Stipulation of Dismissal with prejudice in the New York Federal Litigation in the form attached as Exhibit B hereto.  All claims in the New York Federal Litigation shall be dismissed with prejudice.  Any of the parties hereto and any of their affiliates, directors, employees, officers, successors, agents, representatives or assigns may plead this Agreement as a complete bar to any such dismissed claim brought in derogation of this Section 1.01(f).

(g)       Concurrently with the dismissal with prejudice of all claims in the Delaware Litigation and the New York Federal Litigation, each of the Company, Parent, and Purchaser, on behalf of itself and each of its affiliates, directors, employees, officers, successors, agents, representatives and assigns (the “Releasing Parties”), shall release, discharge and covenant not to sue each of the other Releasing Parties from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, complaints and demands whatsoever, in law or equity, including any and all claims, rights or causes of action for contribution, indemnification or reimbursement (“Claims”), that any of the Releasing Parties now has or hereafter can, shall or may have, whether individually, representatively, derivatively or in any other capacity, to the extent such Claims arise out of or are directly related to the allegations made by any party in the Delaware Litigation or the New York Federal Litigation.  Notwithstanding the aforesaid, nothing herein shall prevent legal action by any of the Releasing Parties to enforce any term or provision of this Agreement or to prevent legal action by any of the Releasing Parties for actions or inactions taken by any party after the date of this Agreement.

(h)       Within four business days following the execution and delivery of this Agreement, the Company and the Special Committee shall take all action necessary to terminate the Rights Agreement by entering into an amendment to the Rights Agreement substantially in the form of Exhibit C hereto (the “Amendment”).  In furtherance of the foregoing, the Company Board (including the two Purchaser designees thereon) shall ratify such Amendment within such four business day period.  Purchaser shall cause its designees on the Company Board to take all actions necessary to effect the provisions of this paragraph (h), including by attending and voting in favor of such Amendment at any duly called meeting of the Company Board or signing any action by written consent approving such Amendment.

Section 1.02.  Other Company Action.  (a)  The Company hereby consents to the Offer and represents that the Special Committee, at a meeting duly called and held, has (i) approved this Agreement and the transactions contemplated hereby, including the Offer, and (ii) resolved (subject to Section 4.01) to recommend that the Company’s stockholders tender their Shares in the Offer.

(b)       The Company shall, or shall cause its transfer agent to, as promptly as practicable furnish Parent with (i) a list of its stockholders and computer disk and layout containing the names and addresses of all record holders of Shares, (ii) a NOBO list and computer disk containing the stockholder information on the NOBO list as of the most recent practicable date, (iii) a current securities participant list from DTC and a copy in electronic form of any such list for all dates in the Company’s or its transfer agent’s possession since December 31, 2008, (iv) online access to the DTC system for Parent’s Information Agent for the Offer, Okapi Partners, to obtain on a daily basis going forward DTC participant lists in electronic form and (v) such additional information (including updated information on any Shares held in any employee plans, transfer sheets address corrections) and such other assistance as Parent or its Information Agent for the Offer may reasonably request in connection with the Offer.

(c)       Substantially concurrently with the execution and delivery of this Agreement, the Company (i) shall file with the SEC and, to the extent required by applicable U.S. federal securities laws, disseminate to holders of Shares an amendment to the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company on July 30, 2009 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that shall reflect the recommendations of the Special Committee referred to above and (ii)  shall join as a Rule 13E-3 filing person with Parent, Purchaser and Merger Subsidiary on the Schedule TO (and each amendment thereto).  Each of the Company, Parent, Purchaser and Merger Subsidiary agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect.  The Company shall use reasonable best efforts to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable U.S. federal securities laws.  Parent, Purchaser, Merger Subsidiary and their counsel shall be given a reasonable opportunity to review and comment on any amendment to the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Purchaser, Merger Subsidiary and their counsel.  The Company shall provide Parent, Purchaser, Merger Subsidiary and their counsel with (x) any comments or other communications, whether written or oral, that the Company, the Special Committee or their respective counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and (y) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which good faith consideration shall be given), including by participating with the Company, the Special Committee or their counsel in any discussions or meetings with the SEC.  The Company agrees to use reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent, Purchaser and Merger Subsidiary that:

Section 2.01.  Corporate Authorization.  (a)  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Purchaser and Merger Subsidiary, constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms.

(b)       The Special Committee has been duly authorized and constituted and at a meeting duly called and held has unanimously adopted resolutions recommending (subject to Section 4.01) that the Company’s stockholders tender their Shares in the Offer (the “Special Committee Recommendation”), and such resolutions have not been amended or withdrawn.

Section 2.02.  Disclosure Documents.  The information with respect to the Company or any of its Subsidiaries that the Company supplies to Parent, Purchaser and Merger Subsidiary specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO or any amendment or supplement thereto, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 2.03.  Finders’ Fees.  Except for the Company Financial Advisor, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries or any of their respective officers or directors who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 2.04.  Opinion of Financial Advisor.  The Special Committee has received an opinion of Jefferies & Company, Inc., financial advisor to the Special Committee (the “Company Financial Advisor”), to the effect that, as of November 22, 2009, the consideration to be paid pursuant to the Offer and the Short Form Merger is fair to the Company’s stockholders (other than Parent or its Affiliates) from a financial point of view.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 3.01.  Corporate Authorization.  The execution, delivery and performance by Parent, Purchaser and Merger Subsidiary of this Agreement and the consummation by Parent, Purchaser and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent, Purchaser and Merger Subsidiary and have been duly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by each of Parent, Purchaser and Merger Subsidiary and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of each of Parent, Purchaser and Merger Subsidiary, enforceable against it in accordance with its terms.

Section 3.02.  Disclosure Documents.  The information with respect to Parent and any of its Affiliates that Parent supplies to the Company specifically for use in any document to be filed by the Company with the SEC in connection with the Offer will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

Section 3.03.  Funds.  Parent has, or will have at the Acceptance Date, sufficient funds to perform its obligations under this Agreement, including consummating the Offer and the other transactions contemplated by this Agreement and paying all fees and expenses relating to such transactions.

ARTICLE 4
COVENANTS OF THE COMPANY

Section 4.01.  Adverse Recommendation Change.  The Special Committee shall (a) recommend that the Company’s stockholders, other than Parent and its Affiliates, tender their Shares in the Offer and (b) not withhold, withdraw, qualify or modify in a manner adverse to Parent or fail to make the Special Committee Recommendation or publicly recommend or announce its intention to take any action or make any statement inconsistent with the Special Committee Recommendation (collectively, an “Adverse Recommendation Change”).  However, if the Special Committee determines in good faith (after considering the advice of its outside legal and financial advisors) that continuing to recommend that the Company’s stockholders tender their Shares in the Offer could be reasonably determined to be inconsistent with its fiduciary duties under Delaware Law, then the Special Committee may make an Adverse Recommendation Change, in which case the obligations of the Special Committee and the Company Board under this Section 4.01 shall cease; provided that the Special Committee may not make an Adverse Recommendation Change until after at least 48 hours following Parent’s receipt of written notice from the Company advising Parent that the Special Committee intends to make such an Adverse Recommendation Change and the reasons therefor and the Special Committee considers any modifications proposed by Parent during such 48-hour period in order to eliminate the need for such Adverse Recommendation Change.

Section 4.02.  Other Actions.  None of the Company, the Company Board or the Special Committee, or any members thereof, shall (a) adopt or propose to adopt any stockholder rights plan prior to the termination of this Agreement pursuant to Section 7.01 hereof or (b) commence or threaten to commence any action, suit or other proceeding against Parent, Purchaser, Merger Subsidiary, any of their respective Affiliates, directors or officers or any other Person seeking to, or that would reasonably be expected to, impede, frustrate, prevent, enjoin, alter or materially delay the Offer or any other transactions contemplated hereby, but only to the extent that any such action, suit or other proceeding is based primarily on facts known to the members of the Special Committee as of the date of this Agreement.

Section 4.03.  Board Resignations.  At or prior to the Acceptance Date, (1) the Company Board shall amend the bylaws of the Company to delete Section 3.2 of such bylaws in its entirety and to amend Section 8.1(i)(B) of such bylaws to read, in its entirety, “by resolution of the Board of Directors” (the “Specified Bylaw Amendments”); provided that Parent shall cause its designees on the Company Board to approve such amendments, and (2) the Company shall obtain the resignation of each of its current directors (other than Purchaser’s designees), effective as of the Acceptance Date, and take all other action necessary to cause Purchaser’s designees to be elected or appointed to the Company Board effective as of the Acceptance Date.  The Company’s obligations to appoint Purchaser’s designees to the Company Board shall be subject to Section 14(f) of the 1934 Act and Rule 14f-1 thereunder.  Subject to Purchaser’s obligations set forth in the last sentence of this Section 4.03, the Company shall use reasonable best efforts to promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 4.03, including mailing to stockholders the information required under Section 14(f) and Rule 14f-1 as is necessary to enable Parent’s designees to be elected or appointed to the Company Board.  Without limiting the foregoing, the Company shall (subject to the last sentence of this Section 4.03) file with the SEC and mail to stockholders of the Company no later than 10 calendar days prior to the Initial Expiration Date (unless a shorter period is permitted by the SEC) the information required under Section 14(f) and Rule 14f-1 as is necessary to enable Parent’s designees to be elected or appointed to the Company Board.  Parent shall supply to the Company any information with respect to itself and its designees, officers, directors and Affiliates to the extent required by Section 14(f) and Rule 14f-1 no later than 12:00 noon, New York time, on November 25, 2009.

Section 4.04.  Compensation Arrangements.  Prior to the Acceptance Date, the Company (acting through its Special Committee) will take all steps that may be necessary or advisable to cause each Change in Control Arrangement entered into by the Company or any of its Subsidiaries prior to, on or after the date hereof to be approved by the Special Committee (comprised solely of “independent directors”) in accordance with the requirements of Rule 14d-10(d)(2) under the 1934 Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the 1934 Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the 1934 Act.  “Change in Control Arrangement” means each plan, program, agreement, arrangement or understanding of the Company or any of its Subsidiaries pursuant to which any holder of Shares could become entitled to (i) any additional compensation, enhanced severance or other benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits or any funding of any compensation or benefits by the Company or any of its Subsidiaries, in each case as a result of the Offer, the Merger or any of the other transactions contemplated by this Agreement (alone or in combination with any other event), or (ii) any other compensation or benefits from the Company or any of its Subsidiaries related to or contingent upon or the value of which would be calculated on the basis of the Offer, the Merger or any of the other transactions contemplated by this Agreement (alone or in combination with any other event).

ARTICLE 5
COVENANTS OF PARENT

Section 5.01.  Obligations of Merger Subsidiary.  Parent shall take all action necessary to cause each of Purchaser and Merger Subsidiary to perform its obligations under this Agreement and to consummate the Offer on the terms and conditions set forth in this Agreement.

ARTICLE 6
COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 6.01.  Public Announcements.  Parent and the Company shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and except as may be required by Law or any listing agreement with or rule of any national securities exchange, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation; provided that the foregoing shall not prohibit (x) Parent or the Company from making any statement relating to this Agreement or the transactions contemplated hereby in any press interview so long as (i) such interview is conducted in the ordinary course of business, (ii)  the discussion of this Agreement or the transactions contemplated hereby are incidental to, and not the primary topic of, such interview and (iii) such statement is consistent with (including in scope) a mutually agreed set of questions and answers or (y) the Company or the Special Committee from issuing any press release or making any other public statement, upon the Special Committee making an Adverse Recommendation Change in accordance with the terms of this Agreement.

Section 6.02.  Director Options.  On the Acceptance Date, each unvested Company Stock Option (as defined in Section 6.03(b)) held by a member of the

Company Board shall fully vest and become exercisable, and, to the extent not previously exercised, shall be treated upon the Effective Time in the same manner as other Company Stock Options pursuant to Section 6.03(b).  Prior to the Acceptance Date, the Company shall take all actions as are necessary to give effect to the transactions contemplated by this Section 6.02.

Section 6.03.  Merger Without Meeting of Stockholders.  (a) If as a result of the consummation of the Offer (including any Subsequent Offering Period), Parent and its Affiliates shall collectively own at least 90% of the outstanding Shares, then Parent and its Affiliates shall cause all Shares owned by them to be contributed to Merger Subsidiary and the parties shall take all necessary and appropriate action to cause the merger of Merger Subsidiary with and into the Company (the “Short Form Merger”) to become effective as soon as practicable, as contemplated in the Offer without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL.

(b)       At or immediately prior to the effective time of the Short Form Merger (the “Effective Time”), each option to purchase Shares outstanding under the iBasis Amended and Restated 1997 Stock Incentive Plan or the iBasis 2007 Stock Plan (the “Company Stock Plans”) or otherwise (each such option, a “Company Stock Option”), whether or not vested or exercisable, shall vest and be canceled, and the Company shall pay the holder of any such Company Stock Option at or promptly after the Effective Time an amount in cash equal to the product of (i) the excess, if any, of the Offer Price over the applicable exercise price per Share of such option and (ii) the number of Shares subject to such Company Stock Option immediately prior to the Effective Time.  Prior to the Effective Time, the Company shall take all actions as are necessary to give effect to the transactions contemplated by this Section 6.02(b).

ARTICLE 7

TERMINATION

Section 7.01.  Termination.  This Agreement may be terminated and the Offer may be abandoned:

(a)       At any time prior to the Effective Time by mutual written agreement of the Company (provided that such termination has been approved by the Special Committee) and Parent;

(b)       by either the Company (provided that such termination has been approved by the Special Committee) or Parent prior to the Acceptance Date, if:

(i)           the Acceptance Date shall not have occurred on or before January 8, 2010 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Offer to be consummated by such time; or

(ii)          there is a Law or final non-appealable judgment, injunction, order or decree of any Governmental Authority with competent jurisdiction restraining, prohibiting or otherwise making illegal the consummation of the Offer;

(c)       by Parent prior to the Acceptance Date if, prior to the Acceptance Date the Special Committee shall have made an Adverse Recommendation Change that remains in effect; or

(d)       by the Company if (A) Purchaser shall have terminated the Offer (other than in connection with a valid termination of this Agreement in accordance with this Section 7.01), or (B) Purchaser shall fail to accept for payment and pay for Shares validly tendered and not withdrawn in the Offer at the expiration thereof subject to and in accordance with Article 1 hereof.

The party desiring to terminate this Agreement pursuant to this Section 7.01 (other than pursuant to Section 7.01(a)) shall give written notice of such termination to the other party, which notice shall identify the specific section and subsection of this Agreement pursuant to which such termination is being effected.

Section 7.02.  Effect of Termination.  If this Agreement is terminated pursuant to Section 7.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, officer, employee, agent or advisor of such party) to the other party hereto; provided that if such termination shall result from a material breach of this Agreement, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such breach.  The provisions of Section 1.01(e), Section 1.01(f), Section 1.01(g), Section 1.01(h), Section 4.02(b) and Article 8 shall survive any termination hereof pursuant to Section 7.01.

ARTICLE 8

MISCELLANEOUS

Section 8.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent, Purchaser or Merger Subsidiary, to:

Koninklijke KPN N.V.
Maanplein 55
2516 CK, The Hague, The Netherlands

Attention:  Michel Hoekstra
Facsimile No.:  31 70 4460675

e-mail:  michel.hoekstra@kpn.com

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attention:  Mark I. Greene, Esq.

Facsimile No.:  (212) 474-3700

e-mail:  mgreene@cravath.com

if to the Company, to:

Special Committee of the Board of Directors

c/o iBasis, Inc.
20 Second Avenue
Burlington, MA 01803

Attention:  Chairman of the Special Committee of the Board of Directors

Facsimile No.:  781-505-7300

with copies to:

iBasis, Inc.
20 Second Avenue
Burlington, MA 01803

Attention:  Mark S. Flynn

Facsimile No.:  (781) 505-7970

e-mail:  mflynn@ibasis.net

and

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C.

One Financial Center

Boston, Massachusetts 02111

Attention:  Michael L. Fantozzi, Esq.

Facsimile No.:  (617) 542-2241

e-mail :  MLFantozzi@mintz.com

and

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention:	Dennis J. Friedman, Esq.
Eduardo Gallardo, Esq.
Facsimile No.: (212) 351-6201
e-mail:	dfriedman@gibsondunn.com
egallardo@gibsondunn.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 8.02.  Survival of Representations, Warranties and Covenants.  The representations, warranties and covenants contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Acceptance Date, except for those covenants contained herein to the extent that by their terms apply or are to be performed after the Acceptance Date.

Section 8.03.  Amendments and Waivers.  (a)  Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that any such amendment or waiver by the Company shall require the approval of the Special Committee.

(b)       No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 8.04.  Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 8.05.  Binding Effect; Benefit; Assignment.  (a)  The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)       No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 8.06.  Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 8.07.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with or relating to, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  To the extent the Chancery Court determines that it lacks subject matter jurisdiction over any such court proceeding contemplated herein, the parties hereby agree that such proceeding can and then shall be brought only in any other appropriate Delaware state court or federal court sitting in Delaware and the parties will not challenge the venue as described herein.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.01 shall be deemed effective service of process on such party.

Section 8.08.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.09.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 8.10.  Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereof.

Section 8.11.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court or other Governmental Authority of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.12.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the specific terms hereof and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 8.07, in addition to any other remedy to which they are entitled at law or in equity.  The parties further agree not to assert that a remedy for specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

ARTICLE 9

DEFINITIONS

Section 9.01.  Definitions.  (a)  As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that none of the Company or any of its Subsidiaries shall be deemed an Affiliate of Parent or any of its Subsidiaries for purposes of this Agreement, and none of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) shall be deemed to be an Affiliate of the Company or any of its Subsidiaries.

“Delaware Litigation” means the litigation entitled iBasis, Inc. v. Koninklijke KPN N.V., et al.,; KPN B.V. and Koninklijke KPN N.V. v. IBasis, Inc., et al., Civil Action No. 4774-VCS, pending in the Chancery Court of the State of Delaware.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether domestic or foreign, federal, state or local, multinational or supranational.

“Law” means all laws (including common law), statutes, ordinances, codes, rules and regulations of any Governmental Authorities.

“New York Federal Litigation” means the litigation entitled iBasis, Inc. v. Koninklijke KPN N.V., et al., Civil Action No. 09-7288 (AKH), pending in the United States District Court for the Southern District of New York.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Right” has the meaning set forth for such term in the Rights Agreement.

“Rights Agreement” means the Rights Agreement dated July 30, 2009 between the Company and Computershare Trust Company, N.A., as rights agent, as amended to the date of this Agreement.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

Section 9.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for reference purposes only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified.  All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  All terms defined in this Agreement and used but not otherwise defined in any Schedule or any other document made or delivered pursuant hereto shall have the meaning as defined in this Agreement.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement or contract shall be deemed to refer to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof.  References to any Person include the successors and permitted assigns of that Person.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

iBASIS, INC.,

By:	/s/ Mark S. Flynn
Name: Mark S. Flynn
	Title:	Chief Legal Officer and Corporate Secretary

KONINKLIJKE KPN N.V.,

By:	/s/ Ad J. Scheepbouwer
Name: Ad J. Scheepbouwer
Title: Chief Executive Officer

KPN B.V.,

By:	/s/ Ad J. Scheepbouwer
Name: Ad J. Scheepbouwer
	Title:	Chief Executive Officer,
Koninklijke KPN N.V.

CELTIC ICS INC.,

By:	/s/ Michel Hoekstra
Name: Michel Hoekstra
Title: Secretary

ANNEX I

Notwithstanding any other provision of this Agreement, Purchaser shall not be required to accept for payment or pay for any Shares pursuant to the Offer if:

(a)           this Agreement shall have been terminated in accordance with its terms; or

(b)           at expiration of the Offer,

(i)       there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares representing at least a majority of the Shares outstanding immediately prior to the expiration of the Offer, excluding Shares owned by Parent and its Affiliates, the Company or any officer or director of Parent, any of its Affiliates or the Company (the “Majority of the Minority Condition”);

(ii)      any of the other conditions to the Offer set forth in the Schedule TO (as amended by Amendment Nos. 1 through 7 thereto) shall not have been satisfied;

(iii)     the Special Committee shall have made an Adverse Recommendation Change; or

(iv)     the Company shall not have (A) taken the actions necessary to cause the Specified Bylaw Amendments to become effective, (B) delivered to Purchaser the resignations contemplated by Section 4.03, which resignations shall be valid, binding and effective or (C) otherwise performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under Section 4.03 or 4.04 of this Agreement at or prior to the expiration of the Offer.

The foregoing conditions to the Offer are for the sole benefit of Parent, Purchaser and Merger Subsidiary and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by Parent, Purchaser or Merger Subsidiary, in whole or in part, at any time; provided, however, that the Majority of the Minority Condition shall be nonwaivable.

EXHIBIT A

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

iBASIS, INC.,

Plaintiff,

v.

KONINKLIJKE KPN N.V., KPN B.V., CELTIC ICS INC., EELCO BLOK, JOOST FARWERCK, AD SCHEEPBOUWER, STAN MILLER, BAPTIEST COOPMANS, A.H.J. RISSEEUW, M. BISCHOFF, C.M. COLIJN-HOOIJMANS, D.I. JAGER, M.E. VAN LIER LELS, J.B.M. STREPPEL, R.J. ROUTS, D.J. HAANK, W.T.J. HAGEMAN, M.E. HOEKSTRA and M.N.A.J. VOGT,

	) ) ) ) ) ) ) ) ) ) ) ) )	C.A. No. 4774-VCS
)
Defendants.	)
)
KPN B.V. and KONINKLIJKE KPN N.V., Counterclaim-Plaintiffs, v. iBASIS, INC., ROBERT H. BRUMLEY, CHARLES N. CORFIELD, OFER GNEEZY, W. FRANK KING and GORDON J. VANDERBRUG, Counterclaim-Defendants.	) ) ) ) ) ) ) ) ) ) ) )

STIPULATION AND ORDER OF DISMISSAL WITH PREJUDICE

IT IS HEREBY STIPULATED AND AGREED by and among the parties, through their undersigned counsel, that the claims and counterclaims in the above-captioned action are hereby dismissed with prejudice pursuant to Court of Chancery Rule 41(a)(1)(ii), with each party to bear its own costs and attorneys’ fees.

MORRIS, NICHOLS, ARSHT & TUNNELL LLP /s/ David J. Teklits	RICHARDS, LAYTON & FINGER P.A. /s/ Raymond J. DiCamillo

David J. Teklits (#3221)
Jay N. Moffitt (#4742)

Bradley D. Sorrels (#5233)

1201 N. Market Street

P.O. Box 1347
Wilmington, DE 19899-1347
(302) 658-9200

Attorneys for Defendants and Counterclaim-Plaintiffs Koninklijke KPN N.V. and KPN B.V. and Defendants Celtic ICS Inc., Eelco Blok, Joost Farwerck, Ad Scheepbouwer, Stan Miller, Baptiest Coopmans, A.H.J. Risseeuw, M. Bischoff, C.M. Colijn-Hooijmans, D.I. Jager, M.E. Van Lier Lels, J.B.M. Streppel, R.J. Routs, D.J. Haank, W.T.J. Hageman, M.E. Hoekstra and M.N.A.J. Vogt

Thomas A. Beck (#2086)

Raymond J. DiCamillo (#3188)

Margot F. Alicks (#5127)

920 North King Street

Wilmington, DE 19801

(302) 651-7700

Attorneys for Plaintiff and Counterclaim-Defendant iBasis, Inc. and Counterclaim-Defendants Robert H. Brumley, Charles N. Corfield, Ofer Gneezy, W. Frank King and Gordon J. VanderBrug

OF COUNSEL: CRAVATH, SWAINE & MOORE LLP Julie A. North Darin P. McAtee Worldwide Plaza 825 Eighth Avenue New York, NY 10019 (212) 474-1000	OF COUNSEL: GIBSON, DUNN & CRUTCHER LLP Adam H. Offenhartz David J. Kerstein J. Ross Wallin 200 Park Avenue New York, New York 10166-0193 (212) 351-4000

SO ORDERED this        day of November, 2009.

Vice Chancellor

EXHIBIT B

UNITED STATES DISTRICT COURT SOUTHERN DISTRICT OF NEW YORK

iBASIS, INC., Plaintiff, -against- KONINKLIJKE KPN N.V., KPN B.V., CELTIC ICS INC., EELCO BLOK, JOOST FARWERCK, MICHEL HOEKSTRA, W.T.J. HAGEMAN and AD SCHEEPBOUWER, Defendants.	09 Civ. 7288 (AKH) ECF CASE

STIPULATION DISMISSING THE COMPLAINT WITH PREJUDICE

WHEREAS, on August 18, 2009, Plaintiff iBasis, Inc. filed a complaint in the above-referenced action (the “Complaint”) against Defendants Koninklijke KPN N.V., KPN B.V., Celtic ICS Inc., Eelco Blok, Joost Farwerck, Michel Hoekstra, W.T.J. Hageman and Ad Scheepbouwer (“Defendants”), and

WHEREAS, on November 22, 2009, the parties executed and entered into a Settlement Agreement providing for the dismissal with prejudice of all claims brought in the Complaint;

IT IS HEREBY STIPULATED AND AGREED by and among the parties, through their undersigned counsel, that the Complaint and all claims brought therein are hereby dismissed with prejudice pursuant to Rule 41(a)(1)(ii) of the Federal Rules of Civil Procedure, with each party to bear its own costs and attorneys’ fees.

CRAVATH, SWAINE & MOORE LLP

By	/s/ Julie A. North
Julie A. North (jnorth@cravath.com)
Darin P. McAtee (dmcatee@cravath.com)

Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
(212) 474-1000

Attorneys for Defendants Koninklijke KPN N.V., KPN B.V., Celtic ICS Inc., Eelco Blok, Joost Farwerck, Michel Hoekstra, W.T.J. Hageman and Ad Scheepbouwer

GIBSON, DUNN & CRUTCHER LLP

By	/s/ Adam H. Offenhartz
Adam H. Offenhartz (aoffenhartz@gibsondunn.com)
David J. Kerstein (dkerstein@gibsondunn.com)
J. Ross Wallin (rwallin@gibsondunn.com)

200 Park Avenue
New York, NY 10166
(212) 351-4000

Attorneys for Plaintiff iBasis, Inc.

2

EXHIBIT C

AMENDMENT TO RIGHTS AGREEMENT

THIS AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is entered into as of November [  ], 2009, between iBasis, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”), with respect to the following:

A. The Company and the Rights Agent entered into that certain Rights Agreement, dated as of July 30, 2009 (the “Rights Agreement”);

B. Pursuant to Section 27 of the Rights Agreement, the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend the Rights Agreement without the approval of the holders of the Rights (as defined in the Rights Agreement); and

C. The Special Committee of the Board of Directors of the Company has authorized the amendment of the Rights Agreement to amend the Final Expiration Date (as defined in the Rights Agreement).

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1. Amendment of the Rights Agreement. Clause (i) of Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(i) the Close of Business on November [  ],1 2009 (the “Final Expiration Date”),”

2. Amendment Controls. If this Amendment conflicts with or is inconsistent with any provision contained in the Rights Agreement, this Amendment shall control. This Amendment shall be considered a part of the Rights Agreement.

3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

4. Counterparts; Facsimile and PDFs. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A facsimile or .pdf signature delivered electronically shall constitute an original signature for all purposes.

1      No later than November 27, 2009.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed as of the date first written above.

iBASIS, INC.

By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY, N.A.

By:
Name:
Title: